UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 25, 2009

Kentucky USA Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-141480	20-5750488
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

321 Somerset Road, Suite 1, London, Kentucky	40741
(Address of principal executive offices)	(Zip Code)

(606) 878-5987
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On August 20, 2009, Kentucky USA Energy, Inc. (the “Company”), through its wholly owned subsidiary KY USA Energy, Inc., entered into a farm-out agreement (the “Farm-Out Agreement”) with Thomasson Petroleum Enterprises, Inc. (“TPE”).  Pursuant to the terms of the Farm-Out Agreement, the Company acquired the rights to drill ten wells on five lease properties in Todd, Muhlenberg and Christian counties in western Kentucky (adjacent to the Company’s own leasehold properties) to which TPE owns a 100% working interest (the “TPE Acreage”) in exchange for a $200,000 payment by the Company to TPE.  If the Company drills two wells on each of the five properties constituting the TPE Acreage during the first year of the Farm-Out Agreement, the Company will be entitled to exercise an option to drill an additional 10 wells during the second year for an additional consideration of $200,000.  Similarly, after the 10 wells are drilled in the second year, the Company may exercise an option to drill 10 additional wells in the third year and if those wells are drilled, the Company may elect to exercise an additional option to drill 10 more wells in the fourth year, each option exercisable for $200,000, for a total of 40 wells over four years and an aggregate payment to TPE of $800,000.  Once the Company has completed a producing oil or gas well at a particular location, TPE will assign and transfer to the Company a 100% working interest and a 75% net revenue interest in such well location and the surrounding 40 acres.  The Farm-Out Agreement permits the Company to drill in, above and below the Devonian Shale formation.  In the event that in drilling a shale well the Company discovers a potential oil reservoir above the Devonian Shale and decides to test and complete an oil well (a “twin well”) along with a deeper shale well at that location, the Company will give TPE the right to participate in up to 25% of the working interest in such twin well for a net revenue working interest of 17.5%.  If and when such twin well is completed, TPE will assign and transfer to the Company a 75% net revenue interest in such twin well less TPE’s net revenue interest to the extent TPE has decided to participate in such twin well.  If the Company fails to complete its 10 well drilling requirement in any year, the Farm-Out Agreement will terminate.  The Company shall have 30 months from the completion of any shale gas well to get such well’s gas to market and shall be required to pay a fee of $1,000 per well per year if it cannot meet the 30 month deadline until such time as the Company gets the gas to market. Under the terms of the Farm-Out Agreement, TPE reserves all rights in its leaseholds and in well locations not specifically assigned to the Company.

Attached hereto as Exhibit 99.1 is a press release issued by the Company on August 25, 2009 announcing the Farm-Out Agreement.

On July 22, 2009, the Company, through its wholly owned subsidiary KY USA Energy, Inc., entered into a participation agreement (the “Participation Agreement”) with 7921 Energy LLC (“7921”).  Pursuant to the terms of the Participation Agreement, 7921 will have the right to participate with the Company in the drilling and development of up to 40 wells on the TPE Acreage.  Under Phase 1 of the Participation Agreement, 7921 will be entitled to participate in the drilling and development of each of the 10 wells on the TPE Acreage in the first year of the agreement in exchange for making available to the Company a total of $1,675,000 to be used for drilling the first 10 wells.  7921 shall receive a 50% working interest in each of these first ten wells for a net revenue interest of 37.5%, assuming that 7921 has actually advanced the agreed upon funds for drilling and completion of the wells.  Pursuant to the terms of the Participation Agreement, 7921 shall pay the Company on or before August 10, 2010 a bonus fee of $50,000 plus 25,000 common restricted shares in a company that will be formed by 7921 to hold its interests in the wells (“Holding Company Restricted Shares”).  Additionally, 7921 shall deliver to the Company on or before September 30, 2009, 50,000 Holding Company Restricted Shares along with a notice that the $1,675,000 is available for draw down by the Company.  If the full amount of these funds is not available by September 30, 2009, 7921 shall deliver to the Company 100,000 Holding Company Restricted Shares (instead of 50,000) and for agreeing to extend the time for 7921 to make its final payment for an additional 30 days, 7921 shall deliver to the Company an additional 100,000 Holding Company Restricted Shares (for a possible total of 200,000 shares).  The 10 well locations on the TPE Acreage shall be selected by the Company and 7921 together out of at least 20 Company proposed locations.  21 days prior to the drilling of each well, the Company shall submit to 7921 a written request for funds which will then be disbursed by 7921.  Within 30 days of completion of a well, the Company shall deliver to 7921 a recorded assignment of its interest in such well and in the related acreage surrounding such well.  7921 shall have a first right of refusal to participate in the development of the additional 30 wells.

Attached hereto as Exhibit 99.2 is a press release issued by the Company on August 27, 2009 announcing the Participation Agreement.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated August 25, 2009
99.2	Press Release dated August 27, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kentucky USA Energy, Inc.

Date: August 28, 2009	By:	/s/ Steven Eversole
Steven Eversole
Chief Executive Officer